Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated as of October 31, 2011, to be effective on the mutually agreed to date of commencement of employment (currently anticipated to be December 1, 2011) (“Effective Date”), is between Orange 21 Inc. (the “Company”) and Greg Hagerman (“Executive”).

1. POSITION, RESPONSIBILITIES, AND TERM

a. Position. As of the Effective Date, Executive will be employed by the Company to render services to the Company initially in the position of Executive Vice President, Sales and Operations, for the Company and its subsidiaries, or otherwise as the Company’s Chief Executive Officer or Board may request. Executive shall report directly to the Chief Executive Officer of the Company in these capacities, unless otherwise determined by the Company’s Board of Directors (“Board”). Executive shall perform such duties and responsibilities as are normally related to such positions in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive (“Services”) by Executive’s supervisor. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion. Executive will devote Executive’s best efforts to the provision of Services under this Agreement.

b. Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement: (i) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company; or (ii) acquire any interest of any type in any other business which is in competition with the Company, provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring solely as an investment up to one percent (1%) of the outstanding equity interests of any publicly-held company.

c. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement and performance of Services under this Agreement will not violate any obligations Executive may have to any other employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to becoming an employee of the Company.

d. Term of Agreement. The term of this Agreement shall commence on the Effective Date and end on the day prior to the third anniversary of the Effective Date unless terminated earlier in accordance with the terms herein (the “Term”). The terms of Sections 5 through 19 shall survive any termination or expiration of this Agreement or of Executive’s employment. For the avoidance of doubt, the expiration of the Term at the end of three years after the Effective Date shall not trigger any rights to or eligibility for severance, including without limitation those payments and benefits described under Sections 4(b) through 4(e).

2. COMPENSATION AND BENEFITS

a. Annual Base Salary. In consideration of the Services to be rendered under this Agreement, the Company shall pay Executive an annual base salary at the rate of Two Hundred

Twenty-Five Thousand Dollars ($225,000.00) per year, less applicable withholdings (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s normal payroll practices. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased in the sole discretion of the Board.

b. Sign on Bonus. (i) $42,000 cash payable at the first full payroll period after start of employment and (ii) 15,000 fully vested “Restricted Shares” issuable on the Effective Date pursuant to the Company’s Amended and Restated 2004 Stock Option Plan, (the “Stock Plan” or “Plan”), entitlement to which shares will be subject to and conditioned upon the terms of the Stock Plan and the Restricted Share Agreement, attached hereto as Exhibit E, Executive compliance with the Stock Plan, and signature by Executive of the Restricted Share Agreement. The number of Restricted Shares will be proportionately adjusted upon any stock split of the Company’s common shares which occurs before the issuance date.

c. Annual Bonus Potential. During each full fiscal year of the Term (commencing 2012), in further consideration of the Services to be rendered under this Agreement, Executive shall be eligible to receive a combined total annual bonus (“Total Potential Bonus”) of up to one hundred percent (100%) of Salary, or an increment thereof, in part upon achievement of goals to be recommended by the CEO and approved by the Compensation Committee in its discretion. Fifty percent (50%) of the Total Potential Bonus (the “Annual Performance Target Bonus”) will initially be based on the combination of the following goals: (i) to open a specific number of new North American accounts/increase the account (door) base by X% by June 30, 2012 (X% amount to be determined by year end 2011 in the discretion of the Compensation Committee); (ii) to improve overall efficiencies of sales thereby lowering the cost of sales (amount of reduction to be determined by year end 2011 in the discretion of Compensation Committee); (iii) to reduce/maintain slow moving inventories to goal; (iv) to open a specific number of accounts (number to be determined by year end 2011) outside of North America; and (v) to improve sales by X% from September 30, 2011 through December 31, 2012 (improvement X% to be determined by year end 2011) to be recommended by the CEO and approved by the Compensation Committee in its discretion. Fifty percent (50%) of the Total Potential Bonus will be at the discretion of the Compensation Committee, currently anticipated to take the form of a bonus for significant overachievement of performance goals. The above-referenced bonuses, if any are earned, will be paid to Executive within two and one-half months of the end of the fiscal year with respect to which the bonus relates. To earn any bonus, Executive must remain employed with the Company through the end of the fiscal year with respect to which the bonus relates.

d. Stock Option. In further consideration of the Services to be rendered under this Agreement, the Company will grant Executive a nonstatutory stock option to purchase 235,000 shares of the Company’s common stock vesting annually over a period of three (3) years from the grant date of such stock option (“Stock Option”). Executive’s entitlement to the Stock Option is conditioned upon Executive’s signing of the Company’s written Stock Option Agreement and compliance with the Company’s Amended and Restated 2004 Stock Incentive Plan, or any successor plan thereto (the “Stock Plan” or “Plan”), and is subject to the terms of such Stock Option Agreement, attached hereto as Exhibit D, and the terms of the Stock Plan, and related documents adopted by the Board, except as expressly provided herein. The number of shares subject to the Stock Option will be proportionately adjusted upon any stock split of the Company’s common shares which occurs before the Stock Option is granted. The Grant Date will be on the Effective Date.

e. Employment Benefits Plans. In further consideration of the Services to be rendered under this Agreement, Executive will be eligible to participate in pension, profit sharing and other retirement plans, incentive compensation plans, group health, hospitalization and disability or other insurance plans, and other employee welfare benefit plans generally made available to other similarly-situated employees of the Company, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

f. Vacation. Commencing with the Effective Date, Executive shall begin to accrue three (3) weeks of paid vacation per calendar year (or such greater amount as is approved by the Board from time to time) on a pro-rata basis, subject to the policies and procedures in the Company’s Employee Handbook as may be amended from time to time in the Company’s sole discretion.

g. Expenses. The Company will pay or reimburse Executive for all normal and reasonable travel and entertainment expenses incurred by Executive in connection with Executive’s responsibilities to the Company upon submission of proper vouchers and documentation in accordance with the Company’s expense reimbursement policy. The Company will (1) pay Eighteen Hundred Dollars ($1,800) to the landlord of Executive’s current office until the lease is cancelled or sub-let, and (2) will provide reasonable Executive legal assistance (not to exceed $2,500 in cost) to secure lease cancellation. Company will provide Executive a monthly allowance of Five Hundred Dollars ($500) to reimburse for mileage/vehicle, increasing to One Thousand Dollars ($1,000) per month after cancellation or sub-let of the office lease referenced above. Any reimbursements or in-kind benefits provided under this Agreement that are subject to Internal Revenue Code (“Code”) Section 409A shall be made or provided in compliance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

3. AT-WILL EMPLOYMENT

Notwithstanding anything to the contrary in this Agreement whether express or implied, the employment of Executive shall be “at-will” at all times. The Company or Executive may terminate Executive’s employment with the Company and the Term at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Following the termination of Executive’s employment, the Company shall pay to Executive all compensation to which

Executive is entitled up through the date of termination. Thereafter, all obligations of the Company under this Agreement shall cease other than those set forth in Section 4 or in Executive’s Change in Control Severance Agreement dated the Effective Date and attached hereto as Exhibit B (“CIC Agreement”).

4. COMPANY TERMINATION OBLIGATIONS

a. Termination by Company for Cause. The Company may terminate Executive’s employment and this Agreement at any time for Cause. Upon a termination of Executive’s employment by the Company for Cause, Executive only will be entitled to any salary and other benefits earned, but unpaid (including accrued but unpaid vacation), and any reimbursement for expenses owed to Executive by the Company, as of the date of Executive’s termination. For purposes of this Agreement, “Cause” shall mean, each as determined in the discretion of the Company’s (or its successor’s) Board: (i) Executive engages in a material act of misconduct, including but not limited to misappropriation of trade secrets, fraud, or embezzlement; (ii) Executive commits a crime involving dishonesty, breach of trust, physical harm to any person, or moral turpitude; (iii) Executive breaches this Agreement; (iv) Executive refuses to implement or follow a lawful policy or directive of the Company or engages in other willful misconduct in the performance of Executive’s duties; (v) Executive engages in misfeasance or malfeasance demonstrated by Executive’s failure to perform Executive’s job duties diligently and/or in a professional manner; or (vi) Executive violates a Company policy or procedure which is materially injurious to the Company, including but not limited to violation of the Company’s policy concerning sexual harassment, discrimination, retaliation, conflicts of interest, or drugs or alcohol.

b. Termination by Company without Cause. The Company shall have the unilateral right to terminate Executive’s employment and this Agreement at any time without Cause, and without notice, in the Company’s sole and absolute discretion. Any such termination without Cause shall not constitute a breach of any term of this Agreement, express or implied, or a wrongful deprivation of Executive’s office or position. During the Term, if the Company terminates Executive’s employment without Cause, either prior to a Change in Control (as defined in the CIC Agreement) or more than twelve (12) months following a Change in Control, and Executive’s employment is not terminated due to death or Disability (as defined below), (i) Executive will be eligible to receive cash severance installment payments in an aggregate amount equal to one hundred percent (100%) of Executive’s Base Salary as in effect on Executive’s date of termination of employment, less applicable withholdings (“Severance”), being paid in eleven monthly pro-rata installments with the first installment of Severance being paid on the 60th day after Executive’s “separation from service” (within the meaning of Code Section 409A) from the Company (“Termination Date”) and the last installment being paid on the first anniversary of the Termination Date, and (ii) vesting of fifty percent (50%) of the unvested portion of the Stock Option granted to Executive pursuant to Section 2(d) which is then held by Executive shall accelerate.

If the Company terminates Executive’s employment without Cause within twelve (12) months following a Change in Control (as defined in the CIC Agreement) and Executive’s employment is not terminated due to death or Disability (as defined below), Executive will be eligible to receive severance pay and stock option acceleration as set forth in the CIC Agreement and not under this Agreement.

Executive’s eligibility to receive the Severance set forth in this Section 4(b) is conditioned on Executive having first timely signed and not revoked a release agreement in the form attached as Exhibit A. If the Company terminates Executive’s employment and this Agreement without Cause, the Company shall have no obligation to Executive except to pay Executive the Severance in accordance with the terms hereof.

For avoidance of doubt, the payments and benefits that may be provided under this Section 4(b) or under the CIC Agreement shall not be provided more than once and if payments and benefits are provided under either Section 4(b) or the CIC Agreement, then no payments or benefits will otherwise be provided again under either of these agreements. In no event will payments and benefits be provided to Executive under both this Agreement and the CIC Agreement.

c. Termination Due to Disability. Disability shall mean that Executive will be or has been unable for medical reasons to perform his essential job duties for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve (12) month period. If Executive becomes subject to a Disability and if within thirty (30) days after the Company gives Executive written notice, Executive has not returned to perform substantially his duties, Executive’s employment and this Agreement shall terminate automatically upon the expiration of such 30-day period and all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

d. Termination Due to Death. Executive’s employment and this Agreement shall terminate automatically upon Executive’s death. If Executive’s employment is terminated due to Executive’s death, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

e. Executive’s Resignation. Executive may resign Executive’s employment at any time during the Term of this Agreement pursuant to Section 3, and thereafter, all obligations of the Company under this Agreement shall cease other than those set forth in Section 3 and this Agreement shall terminate automatically.

f. Release of Claims. Notwithstanding anything to the contrary, in order to receive any payments or benefits under Section 4(b), Executive must (i) timely execute and deliver (and not revoke) a separation agreement and general release of claims in favor of the Company, any affiliates or related entities, and their employees and affiliates, in the form and content attached as Exhibit A hereto (a “Release”), within the time period specified in the Release, but in no event may the effective date of the Release be later than the 55th day following Executive’s Termination Date, and (ii) continue to fully comply with all of his post employment obligations to the Company including without limitation Sections 5 and 6 herein.

g. Golden Parachute Excise Tax. In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the

Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G, and the regulations thereunder or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable either in (x) full or (y) as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax and Executive shall receive the greater, on an after-tax basis, of (x) or (y) above. In order to produce the best possible after-tax result for Executive, Executive hereby agrees to the reduction of any payments or benefits under this Agreement, as well as any other payments or benefits provided for under agreements entered into between Executive and the Company that are included in the calculation of the Total Payments, such as, for example, the accelerated vesting of equity awards. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Code Section 280G) that are required to be made under this Section 4(g), shall be made by a nationally recognized independent audit firm not retained by the Company at the time of the Change in Control (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to the Executive within seven (7) business days of the Executive’s Termination Date, if applicable, or such earlier time as is requested by the Company. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. Any determination by the Accountants shall be binding upon the Company and the Executive, absent manifest error. If a reduction in the Total Payments constituting “parachute payments” is necessary so that no portion of such Total Payments is subject to the excise tax under Code Section 4999, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a parachute payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount in not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity awards; and (4) reduction of any continued employee benefits. In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Total Payments provided to Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Code Section 409A, awards instead shall be selected in the reverse order of the date of grant. For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to Executive when performing the foregoing comparison between (x) and (y), such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall the Executive have any discretion with respect to the ordering of payment reductions. As expressly permitted by Q/A #32 of the Code Section 280G regulations, with respect to performing any present value calculations that are required in connection with this Section 4(g), Executive and Company each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the Effective Date and the Accountants shall therefore use such AFRs in their determinations and calculations. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section 4(g).

5. EXECUTIVE TERMINATION OBLIGATIONS

a. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

b. Resignation and Cooperation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships then held with the Company, and any of its affiliates, as of Executive’s last day of employment and Executive agrees that he will timely take any action requested by the Company to confirm any such resignations. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

c. Continuing Obligations. Executive understands and agrees that Executive’s obligations under Sections 5 through 8 herein (including Exhibit A and Exhibit C) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

d. Clawback Policy. Without limiting the requirement in Section 1 that Executive will strictly adhere to and obey Company policies, Executive understands and agrees that the Company may in the future implement a policy on the recoupment of compensation (“Clawback Policy”). As a result, Executive may be required to repay to the Company certain previously paid compensation in accordance with any such Clawback Policy and/or in accordance with applicable law.

6. INVENTIONS AND PROPRIETARY INFORMATION

Executive has signed and agrees to be bound by the terms of the Company’s Proprietary Information and Inventions Agreement, which is attached as Exhibit C (“Proprietary Information Agreement”).

7. ARBITRATION

The Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with Executive’s employment with the Company, severance of Executive’s employment with the Company, this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in San Diego, California, in accordance with the Judicial Arbitration and Mediation Service/Endispute, Inc. (“JAMS”) rules for employment disputes then in effect (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall apply California law to the merits of any dispute or claim. The Company shall pay the arbitration costs, to the extent required by law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in San Diego, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH EXECUTIVE’S EMPLOYMENT OR TERMINATION THEREOF, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

8. AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by an officer or director authorized by the Company’s Board which expressly references this Section. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9. ASSIGNMENT; BINDING EFFECT

a. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

10. NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand delivery or dispatched by electronic facsimile transmission (with receipt thereof confirmed orally by the person to whom addressed, including those to receive copies thereof, below); (b) by a nationally recognized overnight courier service such as FedEx, UPS, or DHL; or (c) by United States first class registered or certified mail, return receipt requested, to the Company, addressed to the Company’s Chief Financial Officer with mandatory copies to the Company’s Chief Executive

Officer and Secretary at its corporate office in San Diego, California or to Executive at Executive’s residence. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) three business days following dispatch by overnight delivery service or (iii) five business days after mailing in the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

11. SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12. TAXES

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction. The Company (including without limitation members of the Board) shall not be liable to Executive or other persons as to any unexpected or adverse tax consequence realized by Executive and Executive shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on Executive. This Agreement is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to Executive will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to Executive or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. In addition, if upon Executive’s Termination Date, Executive is then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following Executive’s Termination Date until the earlier of (i) the first business day of the seventh month following Executive’s Termination Date or (ii) ten (10) days after the Company receives written confirmation of Executive’s death. Any such delayed payments shall be made without interest.

13. GOVERNING LAW AND FORUM

This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties hereby agree that the sole and exclusive forum for resolution of any dispute relating to this Agreement shall be in San Diego, California, the parties hereby submit to personal jurisdiction of state and federal courts and the arbitrator in San Diego, California to resolve any disputes relating to this Agreement.

14. INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

15. OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this Agreement, including but not limited to Exhibit A and Exhibit C, shall survive the termination of employment and the termination of this Agreement.

16. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

17. AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18. ENTIRE AGREEMENT

This Agreement and its exhibits, the Company’s Stock Plan, and any other agreements referenced herein, as amended or superseded from time to time, contain the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein or any outstanding written equity award agreements under the Stock Plan and supersede any and all prior written or oral understandings. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

19. EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ORANGE 21 INC.	EXECUTIVE

/s/ Carol Montgomery	/s/ Greg Hagerman
By: Carol Montgomery	Greg Hagerman
Its: Chief Executive Officer

EXHIBIT A

GENERAL RELEASE OF CLAIMS AND COVENANT NOT TO SUE

This General Release of Claims and Covenant Not to Sue (hereinafter “Release”) is entered into this [            ] day of [            ], by and between [            ] (“Executive”) and [            ] (“Company”) (together, the “Parties”). This Release is effective only if (i) it has been executed by the Executive after his termination of employment with the Company; (ii) such executive Release has been provided to the Company on or before [INSERT DATE THAT IS 45th DAY AFTER TERMINATION DATE] and (iii) the revocation period has expired without revocation as set forth in Section 22 below (the “Effective Date”).

RECITALS

A. On [            ], Executive became employed by the Company according to the terms and conditions of the Executive Employment Agreement between the Parties (“Employment Agreement”).

B. The Company and Executive mutually agree that on or about [            ], (i) Executive’s employment with the Company was terminated (a “Qualifying Termination”) on [DATE] (the “Termination Date”), and (ii) that Executive will release the Company and its affiliates from any and all claims as of the Effective Date.

C. According to the terms and conditions of the Employment Agreement, Executive is entitled to certain severance payments and other benefits if Executive timely executes and does not revoke this Release. By execution hereof, Executive understands and agrees that this Release is a compromise of doubtful and disputed claims, if any, which remain untested; that there has not been a trial or adjudication of any issue of law or fact herein; that the terms and conditions of this Release are in no way to be construed as an admission of liability on the part of the Company and that the Company denies any liability and intends merely to avoid litigation with this Release.

AGREEMENT

NOW THEREFORE FOR MUTUAL CONSIDERATION, the receipt and sufficiency of which the Parties hereto acknowledge, the Parties agree as follows:

1. Executive and the Company acknowledge and agree that Executive’s employment with the Company terminated as of the close of business on the Termination Date without regard to whether Executive signs this Release or agrees to the following terms and conditions, and that such termination was treated as a Qualifying Termination by the Company. As of the Termination Date, it is mutually agreed that Executive is no longer an employee or director of the Company and no longer holds any positions or offices with the Company.

2. In consideration for Executive’s general release of all claims set forth below and Executive’s other obligations under this Release and in satisfaction of all of the Company’s obligations to Executive and further provided that: (i) this Release is signed by Executive and delivered to the Company on or before [DATE], (ii) this Release is not revoked by Executive under Section 22 below and therefore becomes effective on or before [DATE], (iii) Executive remains in continuing material compliance with all of the terms of this Release, and (iv) the termination of Executive’s employment with the Company is treated as a Qualifying Termination by the Company, then the Company agrees to provide (and continue to provide) the separation benefits specified in Section 3(a) below to Executive.

3. The Company will provide to Executive the payments and benefits specified in Section 4(b) of the Employment Agreement, subject to Section 4(f) of the Employment Agreement. Subject to Section 3(a) below, such payments and benefits will be provided to Executive at the times specified in the Employment Agreement.

(a) All payments or benefits made under this Release to Executive shall be subject to applicable tax withholding laws and regulations and Executive shall be required to timely and fully satisfy any such withholding as a condition of receipt of any payments or benefits. The terms of Section 12 of the Employment Agreement are also applicable to this Release and to all payments and benefits provided hereunder.

(b) The payments to Executive hereunder shall be considered as including any and all payments by the Company that could or in fact become payable in connection with the Executive’s termination of employment pursuant to any applicable legal requirements, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN” Act), California Labor Code sections 1400-1408, or any other similar foreign, federal or state law.

(c) Executive represents and warrants to the Company that, as of the Effective Date, the payments set forth in Section 3 herein constitute all payments or obligations owed by the Company to Executive in connection with any employment, severance, retention, or a change in control plan or arrangement.

4. In exchange for the Company’s promises set forth herein, all of which are good and valuable consideration, Executive hereby covenants not to sue and releases and forever discharges the Company, its owners, parents, subsidiaries, attorneys, insurers, agents, employees, stockholders, directors, officers, affiliates, predecessors and successors of and from any and all rights, claims, actions, demands, causes of action, obligations, attorneys’ fees, costs, damages, and liabilities of whatever kind or nature, in law or in equity, that Executive may have (whether known or not known) (collectively, “Claims”), accruing to Executive as of the Effective Date, that Executive has ever had, including but not limited to Claims based on and/or arising under Title VII of the Civil Rights Act of 1964, as amended, The Americans with Disabilities Act, The Family Medical Leave Act, The Equal Pay Act, The Employee Retirement Income Security Act, The Fair Labor Standards Act, and/or the California Fair Employment and Housing Act; The California Constitution, The California Government Code, The California Labor Code, The Industrial Welfare Commission’s Orders, the Worker Adjustment and Retraining Notification Act, California Labor Code sections 1400-1408, and any and all other Claims Executive may have under any other federal, state or local Constitution, Statute, Ordinance and/or Regulation; and all other Claims arising under common law including but not limited to tort, express and/or implied contract and/or quasi-contract, arising out of or, in any way, related to Executive’s previous relationship with the Company as an employee, consultant and/or director.

Furthermore, Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Older Workers Benefit Protection Act and Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.

5. Executive irrevocably and absolutely agrees that Executive will not prosecute nor cooperate with any prosecution on Executive’s behalf in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released in Section 1, it being an intention of the Parties that with the execution of this Release, the Company and its past and present affiliates, owners, directors, officers, employees, agents, attorneys, heir, representatives, legatees, stockholders, insurers, divisions, successors and/or assigns and any related holding, parent or subsidiary corporations will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of the other related in any way to the matters released in Section 1.

6. Executive agrees to treat all matters related to this Release as confidential (“Confidential Information”); provided, however, that nothing herein shall be deemed to preclude Executive from giving statements, affidavits, depositions, testimony, declarations, or other disclosures required by or pursuant to legal process, or from disclosing Confidential Information to Executive’s legal counsel, tax advisor or spouse. Similarly, Executive shall not make, issue, disseminate, publish, print or announce any news release, public statement or announcement with respect to the Confidential Information, or any aspect thereof, the reasons therefore and the terms of this Release.

7. Executive agrees not to (i) make any unfavorable or disparaging comments or remarks (whether written or oral) to third parties regarding the Company or its officers, directors and employees); or (ii) endorse, approve, disseminate, or assist in the dissemination of, any unfavorable or disparaging comments or remarks (whether written or oral) made by any third party regarding the Company or its officers, directors and employees.

8. Executive and the Company do certify that Executive and the Company have read all of this Release, and that Executive and the Company fully understands all of the same. As part of this Release, Executive expressly releases, waives and relinquishes all rights under Section 1542 of the California Civil Code which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he may later discover facts in addition to or different from those which Executive now knows, or believes to be true, with respect to any of the subject matters of this Release, but that it is nevertheless Executive’s intention to settle and release any and all Claims released herein.

9. Executive and the Company further declare and represent that no promise, inducement or agreement not herein expressed has been made to either and that this Release contains the full and entire agreement between and among the Parties, and that the terms of this Release are contractual and not a mere recital.

10. The validity, interpretation, and performance of this Release shall be construed and interpreted according to the laws of the State of California.

11. This Release may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding that may be prosecuted, instituted or attempted by either Party in breach thereof.

12. If any provision of this Release, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Release are declared to be severable.

13. It is understood that this Release is not an admission of any liability by any person, firm association or corporation but is in compromise of any disputed claim.

14. Executive reaffirms that he will continue to be bound by, and will continue to comply with, all of the terms and conditions and covenants in Sections 5 and 6 of the Employment Agreement and also all terms and conditions of the Proprietary Information Agreement (as such term is defined in the Employment Agreement).

15. Executive represents and warrants to the Company that, as of the Effective Date, Executive has no outstanding agreement or obligation that is in conflict with any of the provisions of this Release, or that would preclude Executive from complying with the provisions hereof, and further certifies that Executive will not enter into any such conflicting agreement.

16. Executive represents and warrants to the Company that, as of the Effective Date, Executive has not filed any claim against the Company or its affiliates and has not assigned to any third party any claims against the Company or its affiliates.

17. Executive acknowledges that he has received payment for all salary and unused vacation time, each accrued through the Termination Date, Executive acknowledges that these payments represent all such monies due to Executive through the Termination Date. In light of the payment by the Company of all wages due to Executive (excluding any additional amounts payable to Executive under Section 4(b) of the Employment Agreement), California Labor Code Section 206.5 is not applicable to the Parties hereto. That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

18. The terms of Sections 5 through 19 of the Employment Agreement are also applicable to this Release.

19. This Release, and the surviving provisions of the Employment Agreement, represents the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all prior agreements whether written or oral. The terms of this Release have been voluntarily agreed to by Executive and Company, and the language used in this Release shall be deemed to be the language chosen to express the mutual intent of the Parties. This Release shall be construed without regard to any presumption or rule requiring construction against Company or Executive, or in favor of the Party receiving a particular benefit under this Agreement.

20. This Release may only be amended in a writing signed by Executive and an authorized representative of the Company and which expressly references that this Release is being amended. No waiver, alteration, or modification of any of the provisions of this Release will be binding unless in writing and signed by the Party against whom enforcement of the change or modification is sought. Failure or delay on the part of either Party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. Additionally, a waiver by either Party or a breach of any promise hereof by the other Party will not operate as or be construed to constitute a waiver of any subsequent waiver by such other Party.

21. Executive expressly represents, acknowledges and agrees that this Release includes a waiver and release of all claims which Executive has or may have under the ADEA. As part of the waiver and release of ADEA claims under this Release, Executive represents, acknowledges and agrees that the Company has advised him, in writing, to discuss this Release with an attorney, and that to the extent, if any, that Executive has desired, Executive has done so; that the Company has given Executive at least twenty-one (21) days to review and consider this Release before signing it, and Executive understands that Executive may use as much of this twenty-one (21) day period as Executive wishes prior to signing; that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause Executive to sign this Release; that Executive has read this Release in its entirety, and fully understands and is aware of its meaning, intent, contents and legal effect; and that Executive is executing this Release voluntarily, and free of any duress or coercion.

22. The Parties acknowledge that for a period of seven (7) days following the execution of this Release by Executive, Executive may revoke the Release, and the Release shall not become effective or enforceable until the revocation period has expired. This Release shall become effective eight (8) days after it is signed by Executive.

23. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Release. Executive warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

24. This Release may be executed in multiple counterparts, each of which when together shall be deemed to constitute the executed original, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of the undersigned.

IN WITNESS WHEREOF, the undersigned have executed this Release on the dates shown below.

ORANGE 21 INC.	[NAME]

By:	[Name]
Its:
Dated:	Dated: